Exhibit 99.1

Cougar Biotechnology Announces Initiation of Phase I/II Trial of CB7630 (Abiraterone Acetate) in Advanced Breast Cancer Patients

LOS ANGELES--(BUSINESS WIRE)--November 20, 2008--Cougar Biotechnology, Inc. (NASDAQ: CGRB) today announced that the first patient was enrolled in a Phase I/II clinical trial of the Company’s drug candidate CB7630 (abiraterone acetate), an orally active inhibitor of the steroidal enzyme 17alpha-hydroxylase/C17,20 lyase, for the treatment of advanced breast cancer. The Phase I/II trial is being conducted at The Institute of Cancer Research in London and managed by the Drug Development Office of Cancer Research UK, which is funding the trial.

The Phase I/II clinical trial, which is open only to UK women, is an open label, dose escalating study to evaluate the safety and efficacy of CB7630 administered daily to patients with estrogen receptor (ER) positive or androgen receptor (AR) positive, metastatic breast cancer. Patients enrolled in the trial have disease that has progressed after at least two lines of hormonal therapies, such as aromatase inhibitors and tamoxifen.

Dr. Johann S. de Bono, MSc, PhD, MD, FRCP, the principal investigator of the trial from The Institute of Cancer Research, said, "We are pleased to begin enrolling patients in this Phase I/II trial. The mechanism of action of CB7630 may result in the inhibition of many androgenic steroids that may be contributing to disease progression in breast cancer patients. We greatly look forward to continuing enrollment of patients in this Phase I/II trial and further investigating the safety and efficacy of this novel, targeted therapy in breast cancer patients." Dr. Sally Burtles, Cancer Research UK’s director of drug development, added, “For women with advanced breast cancer who have stopped responding to the standard treatment available, abiraterone may provide another treatment option.”

Alan H. Auerbach, Chief Executive Officer and President of Cougar Biotechnology, said, "Initiating the Phase I/II clinical trial of CB7630 in breast cancer patients is an important milestone for the Company and for the clinical development of the drug, as it represents a second potential indication for CB7630."

Arturo Molina, M.D., M.S., FACP, Cougar's Chief Medical Officer and Executive Vice President of Clinical Research and Development, added, "Our clinical trials of CB7630 in advanced prostate cancer patients to date have demonstrated that treatment with CB7630 results in a strong reduction in many of the androgens in the endocrinological pathway, and we believe these androgens may also be driving breast cancer progression. We look forward to future advancement of the clinical development of CB7630 in breast cancer."

About Cougar Biotechnology, Inc.

Cougar Biotechnology, Inc. is a Los Angeles-based biotechnology company established to in-license and develop clinical stage drugs, with a specific focus on the field of oncology. Cougar’s oncology portfolio includes CB7630, a targeted inhibitor of the 17-alpha hydroxylase/C17,20 lyase enzyme, which is currently being studied in a Phase III clinical trial in prostate cancer and a Phase I/II trial in breast cancer; CB3304, an inhibitor of microtubule dynamics, which is currently in a Phase I trial in multiple myeloma; and CB1089, an analog of vitamin D, which has been clinically tested in a number of solid tumor types.

Further information about Cougar can be found at www.cougarbiotechnology.com.

About The Institute of Cancer Research

The Institute of Cancer Research is Europe’s leading cancer research centre with expert scientists working on cutting edge research. It was founded in 1909 to carry out research into the causes of cancer and to develop new strategies for cancer prevention, diagnosis, treatment and care. For more information, visit www.icr.ac.uk.

About Cancer Research UK

Cancer Research UK, a leading charity dedicated to cancer research, develops novel treatments for cancer. It currently has a portfolio of approximately 40 new anti-cancer agents in preclinical, Phase I or early Phase II clinical development. Since 1982, the Drug Development Office of Cancer Research UK has taken over 100 potential new anti-cancer agents into clinical trials in patients. For more information on UK cancer trials, visit www.cancerhelp.org.uk.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are often, but not always, made through the use of words or phrases such as "anticipates," "expects," "plans," "believes," "intends," and similar words or phrases. These forward-looking statements include, without limitation, statements related to theories about the mechanism of action of CB7630 and benefits that may be derived from Cougar’s drug development programs, including the potential advantages of CB7630 and its potential for use in the treatment of advanced breast cancer and prostate cancer. Such statements involve risks and uncertainties that could cause Cougar’s actual results to differ materially from the anticipated results and expectations expressed in these forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in clinical trials, and drug development and commercialization. For a discussion of these and other factors, please refer to Cougar’s annual report on Form 10-KSB for the year ended December 31, 2007, as well as other subsequent filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are qualified in their entirety by this cautionary statement and Cougar undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof.

CONTACT:
Cougar Biotechnology, Inc.
Alan H. Auerbach
Chief Executive Officer and President
+1-310-943-8040
ahauerbach@cougarbiotechnology.com
or
Mariann Ohanesian
Director of Investor Relations
+1-310-943-8040
mohanesian@cougarbiotechnology.com
or
Russo Partners, LLC
David Schull
+1-212-845-4271
David.schull@russopartnersllc.com
or
Andreas Marathovouniotis
+1-212-845-4235
Andreas.marathis@russopartnersllc.com